Exhibit 99.1

QUIKSILVER APPOINTS ANDY MOONEY PRESIDENT AND

CHIEF EXECUTIVE OFFICER

Experienced Leader Brings Proven Track Record Building Global Consumer Brands

Bob McKnight Named Executive Chairman

HUNTINGTON BEACH, Calif.—January 3, 2013 – Quiksilver, Inc. (NYSE:ZQK) today announced that its Board of Directors has appointed Andy Mooney as President and Chief Executive Officer, succeeding Quiksilver’s co-founder Bob McKnight, who has been named Executive Chairman. Mooney will also join the Quiksilver Board of Directors. All of these changes will become effective January 11, 2013.

Mooney most recently served as Chairman of Disney Consumer Products (DCP) overseeing Disney’s worldwide licensing, publishing and retail businesses. During his 11-year tenure at DCP, he developed and launched highly successful new ventures, pioneered innovative business models and tripled retail sales to $36 billion. Prior to that, Mooney spent 20 years at Nike, where he served in a variety of senior level roles with global responsibility, including Chief Marketing Officer, Founder of Nike’s equipment business and General Manager of Nike’s global apparel business.

“Under Bob’s extraordinary vision and leadership, Quiksilver has grown from a small board short company into a multi-billion dollar global apparel, footwear and accessory company whose products are distributed in more than 90 countries,” said James G. Ellis, the company’s Presiding Director. “Bob has made countless contributions to our success, and he has attracted and inspired the company’s world class athletes, creative and dedicated employees and highly talented management team. Bob’s passion for and commitment to this business has been, and will continue to be, an integral part of Quiksilver’s success.”

“We are thrilled and excited to welcome Andy as our next President and CEO,” added Ellis. “Andy has served in a variety of senior leadership roles with two of the largest, most recognized and well respected companies in the world. He is an experienced senior executive with a proven background building consumer brands, developing worldwide marketing strategies and driving global growth. Andy is ideally suited to lead Quiksilver into its next phase of growth and profitability.”

“This is an exciting time for Quiksilver and me personally as we bring in Andy and his ability to leverage our brands and people with his experience,” said McKnight. “I am very proud of Quiksilver’s many accomplishments and its three global iconic brands, industry leading athletes and gifted team of managers and employees. For the last year, I have worked closely with the Board and a leading executive search firm to identify the best possible candidate to succeed me as President and CEO, and I know Andy is the right choice. Working together, Andy and I will ensure that this transition is seamless for all of our stakeholders and that the company will continue to execute on its strategic priorities to deliver long-term shareholder value.”

“I am honored to lead Quiksilver, a company with a stellar reputation, a long, distinguished history of creativity and innovation and strong customer relationships,” said Mooney. “Quiksilver has built a valuable portfolio of global authentic brands. I am enthusiastic and energized about the opportunities ahead, and look forward to working with the Board, management team and our employees around the world to continue strengthening our brands, increasing global sales and driving operational efficiencies to fully realize Bob’s vision for Quiksilver.”

About Andy Mooney

Andy Mooney, 57, joins Quiksilver following an 11-year career at Disney Consumer Products, which oversees Disney’s worldwide licensing, publishing and retail businesses. Mooney held the position of Chairman for eight years. While at Disney, Mooney and his team revolutionized Disney’s licensing business, re-invented the Disney Stores and opened Disney English Language Learning Centers in China, creating an exciting new growth opportunity for the company. Before joining Disney Consumer Products, Mooney worked at Nike, Inc. for 20 years where he held roles of increasing scope and responsibility including Chief Financial Officer of Nike UK, General Manager of Nike’s global apparel business and Chief Marketing Officer. During his tenure at Nike, Mooney managed Nike’s footwear and apparel divisions and founded Nike’s equipment division.

About Bob McKnight

Bob McKnight, 59, co-founded Quiksilver in 1976, has served as President from 1979 through July 1991 and as Chairman and Chief Executive Officer since August 1991. In February 2008, he was also re-appointed President. Under McKnight’s leadership, Quiksilver has grown from a startup to a worldwide corporation with annual revenues of $2 billion. Today, Quiksilver is a globally diversified, world leader in outdoor lifestyle apparel and footwear, with three primary brands: Quiksilver, Roxy and DC. Quiksilver has more than 7,500 employees and operates in more than 90 countries with more than 600 retail stores across the globe.

About Quiksilver

Quiksilver, Inc. is one of the world’s leading outdoor sports lifestyle companies. Quiksilver designs, produces and distributes a diversified mix of branded apparel, footwear and accessories. The company’s apparel and footwear brands, inspired by the passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding. The company’s products are sold in more than 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. Quiksilver’s corporate headquarters are in Huntington Beach, California.

Investors

Quiksilver Inc.

Richard Shields

Chief Financial Officer

714-889-6007

Media

Joele Frank, Wilkinson Brimmer Katcher

Steve Frankel / Blair Fasbender

212-355-4449